EXHIBIT 10.18

SETTLEMENT AGREEMENT AND MUTUAL FULL GENERAL RELEASE

This Settlement Agreement and Mutual Full General Release (this “Agreement”) is made and entered into on this 18th day of May, 2011, by and between William L. Dennis, an individual residing in Michigan (“Dennis”), and United American Healthcare Corporation, a Michigan corporation (the “Company”).

WHEREAS, Dennis’ employment as Chief Financial Officer and Treasurer of the Company terminated on November 3, 2010;

WHEREAS, Dennis and the Company are parties to that certain Employment Agreement dated January 16, 2010 (the “Employment Agreement”);

WHEREAS, Dennis and the Company wish to resolve any and all disputes which exist between them or could exist between them up to and as of the Effective Date (as defined in Section 5); and

WHEREAS, the parties acknowledge this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by either party or any of its agents or employees of any liability to the other party except as referenced herein.

NOW THEREFORE, in consideration of the promises, agreements and releases contained in this Agreement, Dennis and the Company agree as follows:

1.           The Company’s Agreements:  In exchange for the consideration set forth in Section 2, including Dennis’ agreements therein, the adequacy and sufficiency of which the Company hereby acknowledges, the Company agrees as follows:

(a)           Severance Payment: The Company agrees to pay Dennis the amount of $30,000 as follows: (i) $15,000, payable in a lump sum on the Effective Date; and (ii) $15,000, payable in a lump sum on the date that is thirty (30) days after the Effective Date.

(b)           Non-Disparagement: Conditioned on Dennis’ complying with all of his agreements set forth in this Agreement, the Company agrees that it shall not make any disparaging or critical statements regarding Dennis; provided, however, that nothing in this Agreement may be construed to prevent or restrict the Company or any of the Company’s Affiliates (as defined in Section 2(a)) from providing accurate and truthful information in response to any inquiry from any governmental agency regarding Dennis and his resignation, including but not limited to, any agency with jurisdiction over any claim Dennis may make for unemployment compensation.  The Company shall notify Dennis immediately of any such inquiry.

(c)           Full and General Release of Liability:  The Company, on behalf of itself and each and all of its agents, employees, members, managers, Affiliates, successors and assigns, and all other persons claiming through or under it, or who could have claimed through or under it (collectively, the “Company Releasors”) hereby forever waives, releases and forever discharges Dennis from any and all liability, actions, claims, demands, or lawsuits which the Company may have had, presently has, or in the future may have, through the Effective Date, against Dennis and arising out of his services, acts, or omissions at or prior to Effective Date as an employee of the Company. This release applies to any and all claims against Dennis, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have asserted, any state statute, any state common law, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.

It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the Company which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to the Company’s employment of Dennis or the Company’s separation from employment with Dennis, or to any personal or professional relationship between Dennis and/or the employees, agents, representatives, and Affiliates of the Company during Dennis’ employment with the Company, as well as those alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission.

2.           Dennis’ Agreements: In exchange for the consideration set forth in Section 1, the adequacy and sufficiency of which Dennis hereby acknowledges, and to which Dennis is not otherwise entitled, Dennis agrees as follows:

(a)           Full and General Release of Liability:  Dennis hereby forever waives, releases and forever discharges the Company and all of its current and past insurers, attorneys, directors, officers, fiduciaries, trustees, employees, agents, successors, assigns, employees, contractors, and all other entities affiliated with or related to it, without limitation, exception, or reservation (“Affiliates”), from any and all liability, actions, claims, demands, or lawsuits which Dennis may have had, presently has, or in the future may have, through the Effective Date, in connection with or arising out of his employment with, or his separation from, the Company (including, but not limited to, the Employment Agreement), other than for breach of this Agreement.  This release applies to any and all claims against the Company, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Employment Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (except as otherwise provided in this Agreement), any other state statute, any state common law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception, other than for breach of this Agreement.

It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, bonuses, profit sharing, claims or damages to Dennis which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to Dennis’ employment, or separation from employment with the Company, or to any personal or professional relationship between Dennis and/or the employees, agents, representatives, and Affiliates of the Company during Dennis’ employment with the Company, as well as those alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission.

(b)           Non-Disclosure of Confidential Information:  Dennis acknowledges and agrees that in the conduct of Dennis’ duties with the Company, Dennis was exposed to, and, in some cases, came into possession of certain documents, lists, databases, financial statements, contracts, agreements, personnel records (including evaluations, manuals, tests, etc.), correspondence, plans, records, documents, materials and other information, all of which pertained to the business of the Company, including its financial affairs, the terms of its agreements with certain third parties and certain documents prepared by or for the Company.  All such information constitutes confidential proprietary information of the Company (“Confidential Information”).  Dennis agrees that, unless he is compelled by a court of competent jurisdiction or otherwise required by law to disclose Confidential Information, he: (1) shall not disclose Confidential Information to anyone other than the Company’s officers or authorized employees; (2) shall not use such information for any unauthorized purpose without the prior written consent of the Company; and (3) shall not have any contact with the media regarding Confidential Information.  Dennis agrees that, to the extent he is compelled by a court of competent jurisdiction or otherwise required by law to disclose Confidential Information, Dennis will immediately notify the Company.

(c)           Non-Disparagement:  Conditioned on the Company’s complying with all of the Company’s agreements set forth in this Agreement, Dennis agrees he will not make any disparaging or critical statements regarding the Company or any of its officers, directors, employees or agents; provided, however, that nothing in this Agreement may be construed to prevent or restrict Dennis from providing accurate and truthful information in response to any inquiry from any governmental agency regarding the Company and Dennis’ resignation, including but not limited to, any agency with jurisdiction over any claim Dennis may make for unemployment compensation.  Dennis shall notify the Company immediately of any such inquiry.

(d)           Dennis’ Acknowledgements:  Dennis acknowledges that as of the date he signed this Agreement, and upon delivery of the payments set forth in Section 1(a) above, he (1) has not suffered a work-related injury that he has not properly disclosed to the Company; (2) has been paid in full all wages due and owing to him for any and all work performed for the Company; (3) has not exercised any actual or apparent authority by or on behalf of the Company, to the best of his knowledge, that he has not specifically disclosed to the Company; (4) has not entered into any agreements, whether written or otherwise, with any of the Company employees (current and former) and/or third parties that could legally bind the Company; and (5) has disclosed to the Company all material facts within his knowledge regarding his employment with the Company, including, but not limited to, any and all material acts in which he has engaged as an agent of the Company, whether acting within the course and scope of that agency and/or his employment, and, other than the information already disclosed, he is not aware of any action/inaction he took/failed to take during his employment with the Company that could give rise to a claim against the Company or any Affiliate of the Company, and/or any other third party.  Dennis also acknowledges that has returned to the Company all of the Company’s property and equipment, including but not limited to any of the Company-provided computer, documents, including originals and copies, and/or property belonging to the Company, created, purchased or obtained by Dennis as a result of or in the course of employment.

3.           Confidentiality of Agreement:

(a)           Dennis and the Company each agree to keep the contents of this Agreement confidential and not to disclose the terms, or conditions of the Agreement to any other person other than to their respective accountants, tax advisors tax preparers, attorneys or, to governmental tax authorities, or to the Company’s officers and directors, or to Dennis’ immediate family members (for purposes of this Agreement, “immediate family” is defined as parents and spouse, if any), or if compelled by a court of competent jurisdiction or otherwise required by law (collectively, “Authorized Persons”).  Dennis and the Company each further agree to keep confidential and not to disclose the facts, events and/or circumstances giving rise to this Agreement, except if compelled by a court of competent jurisdiction or otherwise required by law.  Dennis and the Company agree that, to the extent they are compelled by a court of competent jurisdiction or otherwise required by law to disclose information regarding the facts, events and/or circumstances giving rise to this Agreement, Dennis will immediately contact the Company and the Company will immediately contact Dennis.

(b)           Before Dennis or the Company discloses any confidential information to any Authorized Persons, as set forth in subsections (a) immediately above, it shall inform them that the matter is confidential, that compliance with the confidentiality provisions of this Agreement is a material condition of this Agreement and that disclosure of confidential information to persons or entities not authorized to receive it is a material breach of this Agreement.

(c)           Dennis and the Company expressly agree and understand that any breach of the confidentiality provisions of this Agreement is a material breach of this Agreement.  In response to any inquiry regarding the facts or circumstances leading to this Agreement and/or the contents of this Agreement by any person or entity not authorized to receive confidential information under this Agreement, Dennis and the Company shall limit their response to a statement that the matter is confidential.

4.           Tax Issues:   Dennis expressly acknowledges that, except as otherwise provided herein, no oral or written representation of fact or opinion has been made to him by the Company or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement.  It is expressly understood that to the extent any additional liability or responsibility exists for Dennis’ federal, state and local income or other taxes, or penalties, such liability or responsibility rests solely with Dennis.

5.           Informed and Voluntary Consent:  Dennis acknowledges that he has read this Agreement, has been given a reasonable period of time to consider the Agreement.  Furthermore, Dennis acknowledges he is hereby advised to consult with legal counsel before executing this Agreement.  Dennis shall have seven (7) calendar days after the date he executes Agreement in which to revoke his agreement.  The Agreement shall become effective and enforceable on the eighth calendar day (the “Effective Date”) after Dennis signs it.

6.           No Admission: The execution of this Agreement does not and shall not constitute an admission by the Company of liability to Dennis except as set forth herein.  The Company specifically denies that it or its current or past insurers, agents, or employees have violated Dennis’ rights under any federal, state, or local constitution, statute, law, or common law in connection with his employment, including his separation therefrom.  Likewise, the execution of this Agreement does not and shall not constitute an admission by Dennis of liability to the Company except as set forth herein.

7.           Entire Agreement:  This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

8.           Authority: Each party who signs this Agreement has all requisite power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate, partnership or other action, as applicable.  This Agreement has been duly executed and delivered and is a legal, valid, and binding obligation of each party and is enforceable against the party in accordance with its terms.

9.           Severability:  It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

10.           Governing Law:  The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Michigan, to the extent state law applies, and under federal law, to the extent federal law applies.

11.           Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

12.           Headings:  The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

13.           Legal Counsel:  Each of the Company and Dennis acknowledges the opportunity to retain independent legal counsel in connection with this Agreement and the subject matter hereof, and Dennis acknowledges that he is not represented by the attorneys of the Company.

Signature page follows.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

DENNIS: /s/ William L. Dennis William L. Dennis
THE COMPANY:
UNITED AMERICAN HEALTHCARE CORPORATION By: /s/ John M. Fife Name: John M. Fife Title: President and Chief Executive Officer